Exhibit 10.26

EMPLOYMENT AGREEMENT
This Employment Agreement is between Evolus, Inc., a Delaware corporation (the “Company”), and Murthy Simhambhatla, an individual (“Employee”). This Agreement will become effective as of, and contingent upon, the initial public offering (the “IPO”) of shares of common stock of the Company, par value $0.00001 per share, pursuant to a registration statement (other than a Form S-8) filed with, and declared effective by, the U.S. Securities and Exchange Commission. The “Effective Date” means the effective date of the IPO.
The Company is a wholly-owned subsidiary of ALPHAEON Corporation, a Delaware Corporation (“AEON”). Employee and AEON are parties to an employment agreement, dated June 21, 2017 (the “AEON Employment Agreement”). Upon the Effective Date, this Agreement shall replace the AEON Employment Agreement and the AEON Employment Agreement shall terminate in its entirety.
1.POSITION AND RESPONSIBILITIES
a.    Position. Employee shall be employed by the Company to render services to the Company in the position of President and Chief Executive Officer of the Company. Employee shall report directly to the Board of Directors of the Company (the “Board”). Employee shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties of an executive nature the Board now or hereafter assigns to Employee. Employee shall also serve as a member of the Board for no additional compensation, subject to election in accordance with the Company’s applicable governing documents. The principal place of Employee’s employment under this Agreement shall be Orange County, California (or anywhere within a 30-mile radius thereof) or Santa Barbara, California (or anywhere within a 30-mile radius thereof).
b.    Other Activities. Without the prior written consent of the Company, Employee shall not, during Employee’s service with the Company, engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Employee’s duties and responsibilities hereunder or creates a conflict of interest with the Company.
c.    No Conflict. Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.
2.    COMPENSATION AND BENEFITS
a.    Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of Five Hundred Thousand Dollars ($500,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Employee’s Base Salary shall be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased but not decreased in the sole discretion of the Board, beginning one year from the Effective Date.
b.    Annual Bonus. Beginning as of the Effective Date, Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, as determined by the Board in its reasonable discretion (the “Annual Bonus”), of up to 100% of the Base Salary (prorated for any partial performance years), subject to achievement of key performance indicators for the Company, as determined by the Board in its sole discretion and communicated to Employee (i) for the year that includes the Effective Date, on or before the 90th day following the Effective Date, and (ii) for each succeeding performance year, on or before the 90th day of each year. The terms of any written Annual Bonus plan developed by the Board shall govern any Annual Bonus that may be paid. Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned until the Board makes all necessary determinations with respect to the Annual Bonus.
c.    Benefits. Employee shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.
d.    Vacation. Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees.
e.    Expenses. The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.
f.    Employment Policy. As an employee of the Company, Employee shall be subject to and abide by the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.
g.    Indemnification. Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.
3.    AT-WILL EMPLOYMENT; TERMINATION BY COMPANY
The employment of Employee shall be “at will” unless amended by a written instrument approved by the Board. The Company may terminate Employee’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. For any Termination of Employment to be for “Cause,” such termination must be based on: (a) the commission of any act of fraud, embezzlement or dishonesty by Employee which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof); (b) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof); (c) the refusal or omission by Employee to perform any lawful duties properly required of him under this Agreement, provided that any such failure or refusal has been communicated to Employee in writing and Employee has been provided a reasonable opportunity to correct it, if correction is possible; (d) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or material deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), provided, however, that in the case of deviations from policies or directives, the Company must give Employee notice of such deviations and, if curable, an opportunity to cure or correct the deviation; (e) conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof); or (f) any illegal act by Employee which the Board determines adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Employee, as evidenced by conviction thereof.

4.    TERMINATION BY EMPLOYEE
Employee may terminate employment with the Company at any time for any reason or no reason at all.
5.    TERMINATION OBLIGATIONS
a.    Termination of Employment. Employee’s right to benefits and payments under this Agreement, if any, for periods after a Termination of Employment shall be determined in accordance with this Section 5. A “Termination of Employment” means the termination of Employee’s employment with the Company and all affiliates, whether initiated by the Company or Employee.
b.    All Terminations of Employment. Upon a Termination of Employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Employee compensation or benefits required by law to be provided, including accrued but unpaid Base Salary and accrued but unpaid vacation pay through the Termination of Employment (the “Accrued Benefits”).
c.    Termination of Employment by Company without Cause. If a Termination of Employment is initiated by the Company other than for Cause, Employee shall be entitled to continued payment of Base Salary for a period of 12 months following the Termination of Employment, subject to Section 5(e) below.
d.    Other Benefits.
(i)    Employee’s rights following a Termination of Employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein. Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated with respect to any actions or omissions prior to any Termination of Employment.
(ii)    Except as specifically provided herein, the Company shall have no further obligations to Employee under this Agreement following a Termination of Employment.
e.    Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a Termination of Employment beyond the Accrued Benefits (including any post-termination benefits or amounts under this Section 5) shall only be payable if Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in a form satisfactory to the Company, provided such release does not purport to revoke any of the rights provided pursuant to this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the Termination of Employment. Such release shall be furnished to Employee within two business days after a Termination of Employment, and must be executed and delivered (and no longer subject to revocation, if applicable) within 30 days following the Termination of Employment (or such longer period to the extent required by law).
f.    Return of Property. Employee agrees that all property (including all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon a Termination of Employment.

g.    Resignation and Cooperation. Upon a Termination of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company, including any such positions with its subsidiaries. Following a Termination of Employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.
h.    Continuing Obligations. Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a Termination of Employment and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION
Employee agrees to sign and be bound by the terms of the Company’s standard employee proprietary information and invention assignment agreement attached hereto as Schedule A (the “PIIAA”).
7.    ARBITRATION
Employee agrees to sign and be bound by the terms of the Company’s standard employee arbitration agreement.

8.    AMENDMENTS; WAIVERS; REMEDIES
This Agreement may not be amended or waived except by a writing signed by Employee and by a duty authorized representative of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
9.    ASSIGNMENT; BINDING EFFECT
a.    Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.
b.    Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.
10.    NOTICES
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company’s Notice Address:
17901 Von Karman Ave., Suite 150
Irvine, CA 92614
Attention: Legal
Employee’s Notice Address:
3 Turnberry Dr.
Newport Beach, CA 92660
E-Mail: msimhamb@yahoo.com
11.    SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.
12.    TAX MATTERS
a.    Withholding. Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
b.    Section 409A Compliance.
(i)    The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.
(ii)    A Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a Termination of Employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(vi)    Notwithstanding any other provision of this Agreement, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following a Termination of Employment shall instead be paid on the first payroll date after the six (6)-month anniversary of the Termination of Employment (or Employee’s death, if earlier).
c.    Section 280G. In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Employee’s employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Employee being equal to or greater than three times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Employee would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Employee would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Employee would receive if the full amount of the Payments were paid to Employee, then the Payments payable to Employee shall be reduced (but not below zero) so that the Payments due to Employee do not exceed the amount of the Parachute Threshold.
13.    GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.
14.    INTERPRETATION
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.    OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT
Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a Termination of Employment.
16.    COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
17.    AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
18.    ENTIRE AGREEMENT
This Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 6 and 7 above). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.
19.    EMPLOYEE ACKNOWLEDGEMENT
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Employment Agreement, effective as of the Effective Date.

MURTHY SIMHAMBHATLA (“Employee”)

Sign name:	/s/ Murthy Simhambhatla

EVOLUS, INC., a Delaware Corporation (the “Company”)

Sign name:	/s/ Vikram Malik

Print name:	Vikram Malik

Title:	Chairman

Solely for purposes of termination of the AEON Employment Agreement:
ALPHAEON CORPORATION, a Delaware Corporation

Sign name:	/s/ Simone Blank

Print name:	Simone Blank

Title:	Chair ALPHAEON Board

Schedule A to Employment Agreement
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
I hereby enter into this Agreement with Evolus, Inc., a Delaware corporation (the “Company”), effective as of the date of my signature below. In doing so, I acknowledge and understand the following facts:
A.    The successful operation of the Company’s business depends upon the protection of the Company’s information assets against unauthorized use or disclosure.
B.    In order to perform my job duties successfully for the Company, I need to access and use some of the Company’s confidential and trade secret information.
C.    The Company is willing to allow me to access and use its confidential and trade secret information, in exchange for my promise to comply with the terms of this Agreement.
D.     Company acknowledges that as President and Chief Executive Officer I will participate in making policies about the conditions under which Company information will be disclosed to customers, suppliers, financing sources and consultants and to prospective customers, suppliers, financing sources and consultants, among others.
Based upon the Company’s need and desire to place reasonable restrictions upon my use and development of information, technology, ideas and inventions, and in exchange for my continuing employment with the Company and allowing me to use and access the Company’s information assets, I promise to comply fully with all of the following terms and conditions:
1.    Proprietary Information.
(a)    Restrictions on Proprietary Information. I promise that, at all times both during and after my employment, I will hold the Proprietary Information of the Company in strict confidence. I promise never to use the Proprietary Information or disclose it to anyone, except to the extent appropriate or necessary to carry out my responsibilities as an employee of the Company or as specifically authorized in writing by an officer of the Company.
(b)    Definition of Proprietary Information: I understand that “Proprietary Information” means all confidential information and information pertaining in any manner to the business of the Company or its parent, affiliates, consultants, or business associates, except to the extent such information is generally known or made available to the public or to the Company’s competitors, suppliers, financing sources, consultants and similar persons through lawful means. Proprietary Information specifically includes, but is not limited to, the following types of information in whatever form it exists (such as verbal, written or electronic):
(i)    The Company’s customers and prospective customers (including customer and prospective customer and distributor lists, contact information, the nature and amount of their respective purchases, outstanding bids or orders, requirements for service, key contacts, ordering procedures, credit and relations information, marketing proposals, and pricing practices);
(ii)    The Company’s methods of doing business (including its finances, costs, profits, sales, markets, licensing arrangements, strategic or business plans, projections, research projects, sources and nature of financing, staffing and personnel information, and company policies and procedures);
(iii)    The Company’s suppliers (including its costs, distribution, and other arrangements with such suppliers); and
(iv)    The Company’s products and services (including technologies, schematics, support procedures, programming and formatting processes and techniques, product formulations, specifications, designs, drawings, materials, manuals, electronic codes, formulas, as well as any research and development products relating to existing or potential products).
(c)    Location and Reproduction. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I promise to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists. I also promise not to reproduce the Proprietary Information or otherwise make it available to anyone unless there is a legitimate and genuine business need for reproduction.
(d)    Prior Actions and Knowledge. Except as disclosed on Exhibit A to this Agreement, I do not know anything about the Company’s business or Proprietary Information, other than information I have learned from the Company in the course of being hired and employed.
(e)    Acknowledgement. To the best of my knowledge, the Proprietary Information defined above (i) is not known to the Company’s competitors or to the general public and (ii) has potential, if not actual, monetary value to the Company because it is unknown to the Company’s competitors, and the Company is making reasonable efforts to keep the Proprietary Information secret. I agree and understand that the Proprietary Information is confidential regardless of whether the Company labels it as such, or otherwise subjects it to any security systems (although the Company may do so in its discretion).
(f)    Third Party Information. I recognize that the Company has received and will receive confidential or proprietary information from third parties. I promise to hold all such information in the strictest confidence, and I will not use the information or disclose it to anyone (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party).
2.    Interference with Business.
(a)    Customers/Employees. I promise that during my employment with the Company and for a period of two (2) years after termination of my employment with the Company, I will not directly or indirectly do any of the following:
(i)    use Proprietary Information to contact any of the Company’s existing or prospective customers or suppliers for the purpose of soliciting their business; or
(ii)    use Proprietary Information to solicit or otherwise induce any employee or consultant of the Company to terminate his or her relationship with the Company.
(b)    Unfair Competition. I promise that during my employment with the Company, I will devote myself to the lawful business of the Company and will not directly or indirectly engage in any activity or business that competes with the Company’s business or that creates a conflict of interest.

(c)    Prevention of Misappropriation by Others. I promise that during my employment with the Company and for a period of three (3) years after termination of my employment with the Company, I will notify the Company in writing and as soon as possible of request by any person or entity that I disclose or use, or allow them to use, any of the Proprietary Information for any purpose other than in connection with my authorized work for the Company.
3.    Inventions.
(a)    Assignment of Inventions. I agree to assign, and do hereby irrevocably transfer and assign, to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to all Inventions. Notwithstanding the foregoing, the Company may, in its discretion, agree to provide consideration for certain Inventions through a written agreement between the Company and me which specifically provides for such consideration; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable. In addition, I agree to maintain adequate and current written records on the development of all Inventions, which shall also remain the sole property of the Company. I understand that “Inventions” means all ideas, processes, inventions, technology, designs, formulas, discoveries, patents, copyrights, and trademarks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others, during my time of employment by the Company, except Inventions excluded in Exhibit A hereto and to the extent Section 2870 of the California Labor Code (as set forth in Section 3(b) below) lawfully prohibits the assignment. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any assigned Inventions and any excluded Inventions licensed to the Company herein, even after termination of my employment with the Company. I understand that “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(b)    Exception to Assignment. I understand that the any assigned Inventions may not include, and the provisions of this Agreement requiring assignment of Inventions to the Company may not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. I understand that Section 2870(a) provides:
“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.”
(c)    License for Other Inventions. If, in the course of my employment with the Company (i) I incorporate into Company property an Invention owned by me or in which I have an interest, or (ii) if my rights in an Invention may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, then the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use and sell my Invention as part of and in connection with the Company property.
(d)    Assist With Registration. In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, due to my incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by me.
(e)    Disclosure. I agree to disclose promptly to the Company all Inventions and relevant records. I further agree to promptly disclose to the Company any idea that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one (1)-year period following termination of my employment. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement. If any such disclosure is required following the termination of my employment I reserve the right to make such disclosure only subject to an appropriate confidentiality agreement in which the Company agrees not to use information provided unless it is established that the information relates to an Invention I am required to assign to the Company.
(f)    Post-Termination Period. I agree that any idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement shall be presumed to be an Invention if it relates to any Company product or line of business and is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the idea, invention, writing, discovery, patent, copyright, or trademark or similar item, or improvement is not an Invention covered by this Agreement.
4.    Former or Conflicting Agreements.
(a)    Former Agreements. I represent and warrant that my work for the Company, and my performance of the terms of this Agreement, will not breach any agreement to keep in confidence proprietary information acquired by me prior to my employment by the Company. I have listed in Exhibit A hereto all other agreements concerning proprietary information or Inventions to which I am a party and attached copies of any agreements in my possession. To the best of my knowledge, there is no other contract between me and any other person or entity that is in conflict with this Agreement or concerns proprietary information, inventions or assignment of ideas.
(b)    Obligations during Employment. During my employment with the Company, I promise not to disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.
(c)    Indemnification. I agree to indemnify, defend and hold harmless the Company, and its officers, directors and employees from any and all claims, damages, costs expenses or liability, including reasonable attorneys’ fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this Section 4.

5.    Termination.
(a)    Return of the Company’s Property. In the event my employment with the Company ends for any reason, I promise to promptly return to the Company all Proprietary Information and all personal property furnished to or prepared by me in connection with my employment. Following my termination, I will not retain any written, electronic or other tangible material containing any Proprietary Information or information pertaining to any Invention.
(b)    Termination Certificate. In the event my employment with the Company ends for any reason, I agree to sign and deliver the Termination Certificate attached hereto as Exhibit B.
(c)    Subsequent Employers. I promise that after the termination of my employment with the Company, I will not enter into any agreement that conflicts with my obligations under this Agreement, and I will inform any subsequent employers of my obligations under this Agreement.
(d)    Notice of Agreement. I agree that the Company may provide a copy of this Agreement to any person or entity, or otherwise notify any person or entity of the existence of this Agreement and the promises I made in it.
6.    No Implied Employment Rights.
Except as set forth in writing in my Employment Agreement, I recognize that my employment with the Company is “at will,” and nothing in this Agreement shall be construed to imply that my employment is guaranteed for any period of time, or to limit in any way my right or the Company’s right to terminate our “at will” employment relationship at any time, without notice and for any reason, with or without cause. I understand that both the Company and I have the right to terminate employment at any time, with or without advance notice, and with or without cause. I understand that I may also be demoted or disciplined and the terms of my employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than the Chairman of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the Chairman of the Company and me.
7.    Remedies.
I recognize that nothing in this Agreement is intended to limit any remedy of the Company under any federal or state law concerning trade secrets. I recognize that my violation of this Agreement could cause the Company irreparable harm and agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement.
8.    Miscellaneous Provisions.
(a)    Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.
(b)    Governing Law/Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In addition, the parties agree that all disputes relating to this Agreement will be litigated exclusively in the state or federal courts of Orange County, California.
(c)    Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.
(d)    Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms. I acknowledge that the Company has not made any other representations concerning the subject matter of this Agreement.
(e)    Amendment; Waivers. This Agreement can be amended or terminated only by a written agreement signed by both parties. No failure to exercise or delay in exercising any right under this Agreement shall operate as a waiver thereof.
(f)    Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company's successors and assigns.
(g)    Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.
MY SIGNATURE BELOW SIGNIFIES THAT I CAREFULLY READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE TERMS OF THIS AGREEMENT.

Date:	1/23/2018	Murthy Simhambhatla
Employee Name

/s/ Murthy Simhambhatla
Employee Signature

Exhibit A to Employee Proprietary Information and Inventions Agreement
EMPLOYEE’S DISCLOSURE
1.    Proprietary Information. Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired or employed: Employee served as President and Chief Executive Officer of AEON since August 17, 2016 and as a consequence has acquired considerable information about Company operations before executing this Agreement, but Employee agrees such information is subject to this Agreement.
2.    Prior Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement:

3.    Prior Agreements. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):
Employee has notified his prior employer, AEON, of accepting this position and received no objection.

Date:	1/23/2018	Murthy Simhambhatla
Employee Name

/s/ Murthy Simhambhatla
Employee Signature

Exhibit B to Employee Proprietary Information and Inventions Agreement
TERMINATION CERTIFICATE CONCERNING COMPANY PROPRIETARY INFORMATION
This is to certify that I have returned all personal property of the Company, including, without limitation, all laptop computers, cellular phones, source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.
I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me, and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company's rights under the Agreement.
On termination of my employment with the Company, I will be employed by ___________________ [Name of New Employer] [in the __________________ division] and I will be working in connection with the following projects:
[generally describe the projects]

Date:	Murthy Simhambhatla
Employee Name

Employee Signature